Exhibit 99

Standard & Poor’s Research

November 15, 2010

Research Update:

Hawaiian Electric Industries Inc. And Utility Subsidiaries Downgraded To ‘BBB-’ On Regulatory Lag, Weak Economy

Primary Credit Analyst:

Anne Selting, San Francisco (1) 415-371-5009;anne_selting@standardandpoors.com

Secondary Contact:

Tony Bettinelli, San Francisco (1) 415-371-5067;antonio_bettinelli@standardandpoors.com

Table Of Contents

Overview

Rating Action

Rationale

Outlook

Related Criteria And Research

Ratings List

Research Update:

Hawaiian Electric Industries Inc. And Utility Subsidiaries Downgraded To ‘BBB-’ On Regulatory Lag, Weak Economy

Overview

•                  We are lowering the long-term ratings to ‘BBB-’ from ‘BBB’ on Hawaiian Electric Industries Inc. (HEI) and its electric utility subsidiaries, Hawaiian Electric Co. Inc. (HECO), Maui Electric Co. Ltd., and Hawaiian Electric Light Co. Inc. The downgrade reflects an aggressive financial profile combined with weak cash flow generation at HEI’s electric utilities, which account for roughly 65% of consolidated earnings, year to date. We are also revising the financial profile to “aggressive” from “significant” for both HEI and HECO. The ratings and outlook on HEI’s other primary holding, American Savings Bank, are not affected.

•                  The rating action reflects expected credit metrics consistent with lowered ratings caused by persistent delays in implementing new utility rate recovery mechanisms, the growing risks of regulatory disallowances in future rate cases, and a protracted recession plus cool weather, both of which have dampened electric sales and prevented HEI’s utility operations from improving on a financial profile that has been marginal for the rating.

•                  The stable outlook reflects our expectation that HEI’s consolidated performance will remain at or near current levels for at least the next two years, consistent with the revised ratings.

Rating Action

On Nov. 15, 2010, Standard & Poor’s Ratings Services lowered its long-term corporate credit and debt ratings to ‘BBB-’ from ‘BBB’ on Hawaiian Electric Industries Inc. (HEI). We also lowered the long-term corporate credit and senior unsecured debt ratings on HEI’s electric utility subsidiaries Hawaiian Electric Co. Inc. (HECO), Maui Electric Co. Ltd. (MECO), and Hawaii Electric Light Co. Inc. (HELCO) to ‘BBB-’ from ‘BBB’. In addition, we affirmed our ‘A-3’ short-term ratings on HEI and HECO. The outlook is stable. The ratings on HEI’s other major subsidiary, American Savings Bank (ASB), are not affected by today’s rating actions.

Rationale

The downgrade of HEI reflects our view that HECO’s “aggressive” financial profile (on a scale that ranges from “minimal” to “highly leveraged”) is unlikely to meaningfully improve over the next several years. Although increases in utility deferred taxes are temporarily boosting consolidated cash flow metrics, HECO’s expected underlying financial performance is expected to better correspond to the ‘BBB-’ rating. The global recession, which hit island tourism particularly hard in 2008, is contributing to sideways performance by shrinking electric sales that had already been in decline due to island conservation efforts.

HEI’s three utility companies serve about 95% of the state’s population and consist of HECO and two subsidiary utilities, HELCO and MECO. HECO serves Oahu, HELCO serves the Big Island of Hawaii, and MECO serves Molokai, Lanai, and Maui. HEI’s holdings also consist of ASB, a Honolulu-based federal savings bank acquired by HEI in 1988. We view the ratings on HEI and HECO to be closely linked. HECO is by far the larger of the two companies, and we believe HEI would support HECO with its own capital if HECO’s financial position required it. We view both HEI’s and HECO’s business profiles to be “strong” on our corporate scale, which ranges from “excellent” to “vulnerable.”

Recessionary concerns and the persistent under recovery of costs in regulatory proceedings led us in May 2009 to revise the rating outlook to negative from stable on HEI and its three wholly owned electric utilities. At the same time, we noted that if rate recovery mechanisms were adopted as envisioned under the October 2008 Clean Energy Initiative (CEI), credit metrics could improve as early as 2010. The recovery in credit protection measures has failed to materialize.

The CEI tasked the Hawaiian Public Utilities Commission (HPUC) with implementing the details of decoupling and revenue adjustment mechanisms (RAMs). Revenue decoupling limits an electric utility’s sales volume risks by allowing utilities to track and later collect in rates any revenue shortfalls attributable to falling sales. The HPUC has yet to do so, despite having had at least three procedural opportunities to act since it opened a decoupling docket in November of 2008. Based on a recent decision, we now view decoupling and RAM adjustments to be in regulatory limbo, likely due to commissioner concerns about raising electric rates in the midst of a recession that has severely affected the state.

Meanwhile, the company’s capital and O&M expenses continue to climb. Regulatory lag and disallowance of some costs has contributed to return on equity (ROE) that has been below 6% in the last three years for the three utilities, and we do not expect any material improvement. Although weather effects and economic recovery may temporarily lift electric sales, we believe that as long as the CEI goals are being pursued, HECO’s electric sales trajectory will trend downward. For example, HECO, which provides about 68% of total electric utility revenues, has seen sales in its largest market, Oahu, fall every year since 2004.

In our view, management has been unable to execute on its regulatory agenda, and we expect that the CEI will successfully deliver greater cash flow certainty for the HEI’s electric utilities, at least over our outlook horizon and perhaps beyond. In fact, we believe that regulatory risk now has the potential to increase. For example a theme in recent rate orders has been to disallow the recovery of utility salary and benefits in electric rates. In an unprecedented move, the HELCO interim decision and order (D&O) issued by the HPUC on Nov. 3 denied the company rate recovery of union salary increases that were granted as part of a collective bargaining contract reached in place from 2007 through October 2010. The order specifically disallows HELCO from recovering respective 2009 and 2010 union salary increases of 4% and 4.5% (uncompounded) in interim rates.

We also expect the HPUC will order reductions in authorized utility ROEs if and when it does implement decoupling. In its Aug. 31 order on decoupling, the HPUC said it will consider whether to lower authorized ROEs in exchange for any decoupling ultimately approved for HECO, MECO, and HELCO. Because ROEs currently fall well short of authorized levels of 10.5%, a reduction is not likely to decrease utility financial performance in the short run, but an open question is how low authorized ROEs will trend if decoupling is implemented in Hawaii.

Short-term credit factors

We view HEI’s liquidity as “adequate” under our corporate liquidity methodology, which categorizes liquidity in five standard descriptors (exceptional, strong, adequate, less than adequate, and weak). This assessment is based on the consolidated liquidity of HEI and its regulated electric utilities. We view ASB’s liquidity as separately managed on a stand-alone basis.

“Adequate” liquidity supports the HEI ‘BBB-’ corporate credit rating. Projected sources of liquidity, mainly operating cash flow and available bank lines, exceed projected uses, necessary capital expenditures, debt maturities, and common dividends by about 1.3x. Our adequate assessment incorporates the expectation that the HPUC will approve HECO’s request to extend the term of its newly negotiated revolving credit facility beyond its initial expiration date of May 6, 2011.

On May 7, 2010, HEI entered into a new $125 million revolving credit facility with a syndicate of eight financial institutions. The facility expires on May 7, 2013, and effective with the establishment of the new facility, HEI’s $100 million credit facility expiring March 2010 was terminated. HECO also entered into a new $175 million revolving credit facility with the same syndicate. The HECO facility has an initial term that expires on May 6, 2011. HPUC approval is required to extend it to May 7, 2013. We expect the HPUC to grant this approval. In the unlikely event it does not, we would reclassify HEI’s consolidated liquidity as “less than adequate” which could lead to a ratings downgrade.

HEI’s new facility contains covenants that require the company to maintain a non-consolidated capitalization ratio (funded debt) of 50% or less (as of Sept. 30, 2010, the ratio was 19%) and a minimum consolidated net worth of $975 million (net worth was $1.5 billion as of the same date, as calculated under the agreement). HECO’s facility requires it to maintain a consolidated capitalization ratio (equity) of at least 35%. The ratio was 55% as of Sept. 30, 2010. As of that date, draws on the HEI facility totaled $27 million and $0 for HECO. There were no letters of credit or other support amounts outstanding.

Outlook

The stable outlook reflects our expectation that HEI will generate consolidated credit metrics consistent with a ‘BBB-’ rating over the next several years. Ignoring the ephemeral effects of deferred tax increases, we expect the utility to produce funds from operations (FFO) to total debt remaining in the area of 15% on a consolidated basis and FFO interest coverage around but under 3.5x. We expect adjusted debt to total capitalization to remain at 59%, reflecting our expectation that the parent will refinance rather than retire $150 million coming due in 2011. Even if decoupling and RAMs were rapidly implemented, which we view to be unlikely, we do not expect the company’s credit profile to meaningfully improve, as future rate disallowances and potential ROE reductions may offset the benefits of these rate mechanisms. Although currently not contemplated, large regulatory deferrals and disallowances, higher debt levels, and weaker realization of utility cash flows and attendant credit metrics could result in a downgrade.

Related Criteria And Research

•                  Methodology: Differentiating The Issuer Credit Ratings Of A Regulated Utility Subsidiary And Its Parent, March 11, 2010

•                  Key Credit Factors: Business and Financial Risks in the Investor-Owned Utilities Industry, Nov. 26, 2008

•                  Criteria Methodology: Business Risk/Financial Risk Matrix Expanded, May 27, 2009

•                  Criteria | Financial Institutions | General:Group Methodology, April 22, 2009

Ratings List

Downgraded	To	From
Hawaiian Electric Industries Inc. Hawaiian Electric Co. Inc. Corporate Credit Rating	BBB-/Stable/A-3	BBB/Negative/A-3
Senior Unsecured	BBB-	BBB
Hawaii Electric Light Company, Inc. Maui Electric Company, Ltd. Corporate Credit Rating	BBB-/Stable/—	BBB/Negative/—
HECO Capital Trust III Preferred Stock	BB	BB+

Ratings Affirmed
Hawaiian Electric Industries Inc. Commercial Paper	A-3
Hawaiian Electric Co. Inc. Commercial Paper	A-3

Complete ratings information is available to RatingsDirect subscribers on the Global Credit Portal at www.globalcreditportal.com and RatingsDirect subscribers at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor’s public Web site at www.standardandpoors.com. Use the Ratings search box located in the left column.

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